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                                                                      EXHIBIT 11


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in each of the Prospectuses and the Statement of Additional Information constituting parts of this Post-Effective Amendment No. 27 to the registration statement on Form N-1A (the "Registration Statement") of our report dated August 12, 1997, relating to the financial statements and financial highlights appearing in the June 30, 1997 Annual Report to Shareholders of Sierra Trust Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the headings "Counsel and Auditor" and "Financial Statements" in the Statement of Additional Information.



/s/ Price Waterhouse LLP
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PRICE WATERHOUSE LLP
Boston, Massachusetts
October 27, 1997